EXHIBIT 99
NEWS:

The Sherwin-Williams Company • 101 West Prospect Avenue •
Cleveland, Ohio 44115 • (216) 566-2140

The Sherwin-Williams Company Reports First Quarter 2011 Financial Results
•	Consolidated net sales increased 18.5% to a record $1.86 billion

•	Diluted income per common share increased 110.0% to $.63 per share from $.30 per share in 1Q10

•	2Q11 guidance sales increase of 8% to 13%; 2Q11 EPS range $1.65 to $1.75 per share

•	Reaffirming FY11 EPS guidance of $4.65 to $5.05 per share
CLEVELAND, OHIO, April 21, 2011 — The Sherwin-Williams Company (NYSE: SHW) announced its financial results for the first quarter ended March 31, 2011. Compared to the same period in 2010, consolidated net sales increased $290.1 million, or 18.5%, to $1.86 billion in the quarter due primarily to acquisitions and selling price increases. Acquisitions and favorable currency translation rate changes increased consolidated net sales 9.0% and 1.2%, respectively.
Diluted net income per common share in the quarter increased 110.0% to $.63 per share from $.30 per share in 2010 due primarily to higher sales, expense control, and a lower effective tax rate. The first quarter 2010 income tax expense included an $11.4 million one-time increase relating to the Health Care and Education Reconciliation Act of 2010 passed in the first quarter 2010. Foreign currency translation rate changes and acquisitions had no significant impact on diluted net income per common share in the quarter.
Net sales in the Paint Stores Group increased 9.2% to $929.3 million in the quarter due primarily to selling price increases, improving domestic architectural paint sales to DIY and residential repaint customers and improving protective and marine product sales. During the quarter, net sales from stores open for more than twelve calendar months increased 8.9% over last year’s first quarter. Paint Stores Group segment profit increased to $68.9 million in the quarter from $47.8 million last year due primarily to selling price increases partially offset by raw material cost increases. Segment profit as a percent to net sales increased to 7.4% from 5.6% last year.
Net sales of the Consumer Group increased 1.0% to $294.9 million in the quarter due primarily to selling price increases and the timing of seasonal shipments to some customers partially offset by the elimination of a portion of a paint program with a large retail customer. Segment profit increased to $41.1 million in the quarter from $37.5 million last year. Segment profit as a percent of net external sales increased to 13.9% from 12.8% last year due primarily to good cost control and selling price increases partially offset by increasing raw material costs.
The Global Finishes Group’s net sales stated in U.S. dollars increased 49.6% to $630.2 million in the quarter due primarily to acquisitions, higher paint sales volume, selling price increases, and favorable currency translation rate changes. In the quarter, acquisitions and favorable currency translation rate changes increased net sales of the Global Finishes Group in U.S. dollars by 33.3% and 3.6%, respectively. Stated in U.S. dollars, Global Finishes Group segment profit in the quarter increased to $36.8 million from $23.0 million in last year’s first quarter due primarily to increased paint sales volume and good expense control. Foreign currency translation rate changes and acquisitions increased segment profit in the quarter by $1.6 million. As a percent to net external sales, segment profit was 5.8% in the quarter versus 5.5% last year.

The Company acquired 1.1 million shares of its common stock through open market purchases in the quarter and had remaining authorization at March 31, 2011 to purchase 4.65 million shares.
Commenting on the first quarter, Christopher M. Connor, Chairman and Chief Executive Officer, said, “Although domestic demand remains soft, we are encouraged by the improvement in domestic DIY and protective and marine sales in the Paint Stores Group and continued growth in architectural, protective and marine, OEM and automotive finishes sales in the Global Group. Our Consumer Group improved their operating results through disciplined cost management and selling price increases. Our operating segment management teams continue to control costs and implement price increases in an effort to keep pace with rising raw material costs.
“We continued to invest in our Paint Stores Group business by opening seven net new locations and staffing our stores to ensure quality customer service. For the year, we expect to open 50 to 60 net new stores. Our Global Finishes Group acquired three companies over the past twelve months, including Acroma and Sayerlack in Europe and Pinturas Condor in Ecuador. Although these acquisitions had a small impact on our first quarter consolidated net income they expand our global reach and provide important assets to support our world-wide business. During the quarter, we used our cash to continue to buy shares of stock and we increased the dividend rate to $.365 from $.36 last year. Our balance sheet remains flexible and is positioned for future acquisitions and investments in our business.
“For the second quarter, we anticipate that our consolidated net sales will increase eight to thirteen percent compared to last year’s second quarter. We expect diluted net income per common share for the second quarter to be in the range of $1.65 to $1.75 per share compared to $1.64 per share in 2010. For the full year 2011, we expect consolidated net sales to increase above 2010 levels by a high single digit percentage. With annual sales at that level, we are reaffirming our guidance that diluted net income per common share for 2011 is expected to be in the range of $4.65 to $5.05 per share compared to $4.21 per share earned in 2010.”
The Company will conduct a conference call to discuss its financial results for the first quarter and its outlook for the second quarter and full year 2011 at 11:00 a.m. ET on Thursday, April 21, 2011. The conference call will be webcast simultaneously in the listen only mode by Vcall. To listen to the webcast on the Sherwin-Williams website, www.sherwin.com, click on About Us, choose Investor Relations, then select Press Releases and click on the webcast icon following the reference to the April 21st release. The webcast will also be available at Vcall’s Investor Calendar website, www.investorcalendar.com. An archived replay of the live webcast will be available at www.sherwin.com beginning approximately two hours after the call ends and will be available until Wednesday, May 11, 2011 at 5:00 p.m. ET.
Founded in 1866, The Sherwin-Williams Company is a global leader in the manufacture, development, distribution, and sale of coatings and related products to professional, industrial, commercial, and retail customers. The company manufactures products under well-known brands such as Sherwin-Williams®, Dutch Boy®, Krylon®, Minwax®, Thompson’s® Water Seal®, and many more. With global headquarters in Cleveland, Ohio, Sherwin-Williams® branded products are sold exclusively through a chain of more than 3,900 company-operated stores and facilities, while the company’s other brands are sold through leading mass merchandisers, home centers, independent paint dealers, hardware stores, automotive retailers, and industrial distributors. The Sherwin-Williams Global Finishes Group distributes a wide range of products in more than 109 countries around the world. For more information, visit www.sherwin.com.

This press release contains certain “forward-looking statements”, as defined under U.S. federal securities laws, with respect to sales, earnings and other matters. These forward-looking statements are based upon management’s current expectations, estimates, assumptions and beliefs concerning future events and conditions. Readers are cautioned not to place undue reliance on any forward-looking statements. Forward-looking statements are necessarily subject to risks, uncertainties and other factors, many of which are outside the control of the Company, that could cause actual results to differ materially from such statements and from the Company’s historical results and experience. These risks, uncertainties and other factors include such things as: general business conditions, strengths of retail and manufacturing economies and the growth in the coatings industry; changes in the Company’s relationships with customers and suppliers; changes in raw material availability and pricing; unusual weather conditions; and other risks, uncertainties and factors described from time to time in the Company’s reports filed with the Securities and Exchange Commission. Since it is not possible to predict or identify all of the risks, uncertainties and other factors that may affect future results, the above list should not be considered a complete list. Any forward-looking statement speaks only as of the date on which such statement is made, and the Company undertakes no obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

Contacts:
Bob Wells
Senior Vice President — Corporate Communications and Public Affairs
Sherwin-Williams
Direct: 216.566.2244
rjwells@sherwin.com
Mike Conway
Director — Corporate Communications and Investor Relations
Sherwin-Williams
Direct: 216.515.4393
Pager: 216.422.3751
mike.conway@sherwin.com

The Sherwin-Williams Company and Subsidiaries
Statements of Consolidated Income (Unaudited)

	Three Months Ended March 31,
Thousands of dollars, except per share data	2011	2010
Net sales	$1,855,586	$1,565,482
Cost of goods sold	1,058,178	873,514
Gross profit	797,408	691,968
Percent to net sales	43.0%	44.2%
Selling, general and administrative expenses	691,123	612,875
Percent to net sales	37.2%	39.1%
Other general expense — net	1,172	1,906
Interest expense	10,675	11,570
Interest and net investment income	(323)	(639)
Other expense — net	48	6,798

Income before income taxes	94,713	59,458
Income taxes	26,397	26,855

Net income	$68,316	$32,603

Net income per common share*:
Basic	$.64	$.30

Diluted	$.63	$.30

Average shares outstanding — basic	104,991,014	107,959,598

Average shares and equivalents outstanding — diluted	107,362,669	109,494,011

* Presented using the two-class method.
Additional information regarding the Company’s financial condition, operating segment results and other information can be found on the Sherwin-Williams website, “www.sherwin.com”, by clicking on About Us, choosing Investor Relations, then selecting Press Releases and clicking on the reference to the April 21st release.

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